AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 3, 2005.

                                                           REGISTRATION NO. 333-

                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                              ATC HEALTHCARE, INC.
             (Exact Name of Registrant as Specified in its Charter)

              Delaware                      8082                  11-2650500
------------------------------- ---------------------------- -------------------
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)


                               1983 MARCUS AVENUE
                             LAKE SUCCESS, NY 11042
                                 (516) 750-1600

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 David Savitsky
                            c/o ATC Healthcare, Inc.
                               1983 Marcus Avenue
                             Lake Success, NY 11042
                                 (516) 750-1600

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  WITH COPY TO:

                              David J. Hirsch, Esq.
                               DKW Law Group, LLC
                           58th Floor, US Steel Tower
                                600 Grant Street
                              Pittsburgh, PA 15219
                                 (412) 355-2600


                       (COVER CONTINUES ON FOLLOWING PAGE)

 As soon as practicable after the effective date of this Registration Statement
 ------------------------------------------------------------------------------
       (Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

------------------------- -------------- ------------------ ------------------ ----------------
 Title of Each Class of    Amount to be   Proposed Maximum   Proposed Maximum      Amount of
    Securities to be      Registered (1) Offering Price Per Aggregate Offering Registration Fee
       Registered                            Share (1)           Price (2)
------------------------- -------------- ------------------ ------------------ ----------------
Class A Common Stock,
$.01 par value               2,144,703          $.39             $836,437           $117.70
------------------------- -------------- ------------------ ------------------ ----------------

(1) Pursuant to Rule 416 under the Securities Act of 1933, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the American Stock Exchange on July 28, 2005, which was $.39 per share.

         THE REGISTRANT AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS COMPLETE.

         THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION,
                               DATED JULY 29, 2005

                              ATC HEALTHCARE, INC.
                     UP TO 2,144,703 SHARES OF COMMON STOCK

         This prospectus relates to the resale by the selling stockholders of up to 2,144,703 shares of our common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

         We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. However, all costs associated with this registration will be borne by us.

         Our common stock is currently traded on the American Stock Exchange under the symbol AHN. As of July 28, 2005, the closing price of our common stock was $.39.

            INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS.
                               SEE "RISK FACTORS,"

         No underwriter or person has been engaged to facilitate the sale of the shares of common stock in this offering. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by ATC Healthcare, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the Registration Statement is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  THE DATE OF THIS PROSPECTUS IS ________, 2005

                                TABLE OF CONTENTS
                                -----------------
                                                                                                       PAGE
                                                                                                       ----

SUMMARY..................................................................................................1
THE OFFERING.............................................................................................1
RISK FACTORS.............................................................................................1
RISKS RELATED TO OUR BUSINESS............................................................................2
RISKS RELATING TO OUR STANDBY EQUITY DISTRIBUTION AGREEMENT WITH CORNELL CAPITAL PARTNERS, L.P..........10
RISKS RELATED TO OUR COMMON STOCK.......................................................................11
FORWARD-LOOKING STATEMENTS..............................................................................12
USE OF PROCEEDS.........................................................................................13
SELLING STOCKHOLDERS....................................................................................13
PLAN OF DISTRIBUTION....................................................................................15
LEGAL MATTERS...........................................................................................17
EXPERTS.................................................................................................17
AVAILABLE INFORMATION...................................................................................18

                                     SUMMARY

            You should read this summary together with the more detailed information and our consolidated financial statements and notes incorporated by reference herein.

         This Prospectus relates to shares of our common stock which may be offered and sold from time to time by the selling stockholders identified below in the section entitled "Selling Stockholders".

         We provide supplemental staffing to health care facilities through a network of 52 offices in 23 states, of which 35 offices are operated by 23 licensees and 17 are owned and operated by us. We offer our clients qualified health care staff in over 60 job categories ranging from the highest level of specialty nurse, including critical care, neonatal and labor and delivery, to medical administrative staff, including third party billers, administrative assistants, claims processors, collection personnel and medical records clerks.

         Our principal executive offices are located at 1983 Marcus Avenue, Lake Success, New York 11042. Our telephone number is (516) 750-1600.

                                  THE OFFERING

Common stock offered by selling stockholders      Up to 2,144,703 shares, based
                                                  on current market prices and
                                                  assuming full conversion of
                                                  all of our convertible
                                                  securities. This number
                                                  represents approximately 7% of
                                                  our current outstanding stock.
                                                  The offering will not affect
                                                  the number of our shares that
                                                  are outstanding.

Use of Proceeds
                                                  We will not receive any
                                                  proceeds from the sale of the
                                                  common stock hereunder by the
                                                  selling stockholders.

AMEX Symbol                                       AHN


                                  RISK FACTORS

         Any investment in our shares of common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. Each of the following risks may materially and adversely affect our business, results of operations and financial condition. These risks may cause the market price of our common stock to decline, which may cause you to lose all or a part of the money you paid to buy our common stock.

         We provide the following cautionary discussion of risks, uncertainties and possible inaccurate assumptions relevant to our business and our products. These are factors that we think could cause our actual results to differ materially from expected results.

                          RISKS RELATED TO OUR BUSINESS

CURRENTLY WE ARE UNABLE TO RECRUIT ENOUGH NURSES TO MEET OUR CLIENTS' DEMANDS FOR OUR NURSE STAFFING SERVICES, LIMITING THE POTENTIAL GROWTH OF OUR STAFFING BUSINESS.

         We rely substantially on our ability to attract, develop and retain nurses and other healthcare personnel who possess the skills, experience and, as required, licenses necessary to meet the specified requirements of our healthcare staffing clients. We compete for healthcare staffing personnel with other temporary healthcare staffing companies, as well as actual and potential clients, some of which seek to fill positions with either regular or temporary employees. Currently, there is a shortage of qualified nurses in most areas of the United States and competition for nursing personnel is increasing. Demand for temporary nurses over the last year has declined due to lower hospital admissions and nurses working full time for hospitals rather than working through temporary staffing agencies. Accordingly, when our clients request temporary nurse staffing we must recruit from a smaller pool of available nurses, which our competitors also recruit from. At this time we do not have enough nurses to meet our clients' demands for our nurse staffing services. This shortage has existed since approximately 2000. This shortage of nurses limits our ability to grow our staffing business. Furthermore, we believe that the aging of the existing nurse population and declining enrollments in nursing schools will further exacerbate the existing nurse shortage. To remedy the shortage we have increased advertising on our website and other industry visited websites to attract new nurses to work for us. We also offer a variety of benefits to our employees such as life insurance, medical and dental insurance, a 401 K plan, as well as sign-on bonuses for new employees and recruitment bonuses for current employees who refer new employees to us. In addition, we have recently started recruiting nurses from foreign countries, including India and the Philippines.

THE COSTS OF ATTRACTING AND RETAINING QUALIFIED NURSES AND OTHER HEALTHCARE PERSONNEL HAVE RISEN.

         We compete with other healthcare staffing companies for qualified nurses and other healthcare personnel. Because there is currently a shortage of qualified healthcare personnel, competition for these employees is intense. To induce healthcare personnel to sign on with them, our competitors have increased hourly wages and other benefits. In response to such increases by our competitors, we raised the wages and increased benefits that we offer to our personnel. Because we were not able to pass the additional costs to certain clients, our margins declined and we were forced to close 18 of our offices that could no longer operate profitably.

WE OPERATE IN A HIGHLY COMPETITIVE MARKET AND OUR SUCCESS DEPENDS ON OUR ABILITY TO REMAIN COMPETITIVE IN OBTAINING AND RETAINING HOSPITAL AND HEALTHCARE FACILITY CLIENTS AND TEMPORARY HEALTHCARE PROFESSIONALS.

         The temporary medical staffing business is highly competitive. We compete in national, regional and local markets with full-service staffing companies and with specialized temporary staffing agencies. Some of these companies have greater marketing and financial resources than we do. Competition for hospital and healthcare facility clients and temporary healthcare professionals may increase in the future and, as a result, we may not be able to remain competitive. To the extent competitors seek to gain or retain market share by reducing prices or increasing marketing expenditures, we could lose revenues or hospital and healthcare facility clients and our margins could decline, which could seriously harm our operating results and cause the price of our stock to decline. In addition, the development of alternative recruitment channels, such as direct recruitment and other channels not involving staffing companies, could lead our hospital and healthcare facility clients to bypass our services, which would also cause our revenues and margins to decline.

OUR BUSINESS DEPENDS UPON OUR CONTINUED ABILITY TO SECURE NEW ORDERS FROM OUR HOSPITAL AND HEALTHCARE FACILITY CLIENTS.

         We do not have long-term agreements or exclusive guaranteed order contracts with our hospital and healthcare facility clients. The success of our business depends upon our ability to continually secure new orders from hospitals and other healthcare facilities. Our hospital and healthcare facility clients are free to place orders with our competitors and may choose to use temporary healthcare professionals that our competitors offer. Therefore, we must maintain positive relationships with our hospital and healthcare facility clients. If we fail to maintain positive relationships with our hospital and healthcare facility clients, we may be unable to generate new temporary healthcare professional orders and our business may be adversely affected.

DECREASES IN PATIENT OCCUPANCY AT OUR CLIENTS' FACILITIES MAY ADVERSELY AFFECT THE PROFITABILITY OF OUR BUSINESS.

         Demand for our temporary healthcare staffing services is significantly affected by the general level of patient occupancy at our clients' facilities. When a hospital's occupancy increases, temporary employees are often added before full-time employees are hired. As occupancy decreases, clients may reduce their use of temporary employees before undertaking layoffs of their regular employees. We also may experience more competitive pricing pressure during periods of occupancy downturn. In addition, if a trend emerges toward providing healthcare in alternative settings, as opposed to acute care hospitals, occupancy at our clients' facilities could decline. This reduction in occupancy could adversely affect the demand for our services and our profitability.

HEALTHCARE REFORM COULD NEGATIVELY IMPACT OUR BUSINESS OPPORTUNITIES, REVENUES AND MARGINS.

         The U.S. government has undertaken efforts to control increasing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and drug companies. In the recent past, the U.S. Congress has considered several comprehensive healthcare reform proposals. Some of these proposals could have adversely affected our business. While the U.S. Congress has not adopted any comprehensive reform proposals, members of Congress may raise similar proposals in the future. If some of these proposals are approved, hospitals and other healthcare facilities may react by spending less on healthcare staffing, including nurses. If this were to occur, we would have fewer business opportunities, which could seriously harm our business.

         State governments have also attempted to control increasing healthcare costs. For example, the state of Massachusetts has recently implemented a regulation that limits the hourly rate payable to temporary nursing agencies for registered nurses, licensed practical nurses and certified nurses' aides. The state of Minnesota has also implemented a statute that limits the amount that nursing agencies may charge nursing homes. Other states have also proposed legislation that would limit the amounts that temporary staffing companies may charge. Any such current or proposed laws could seriously harm our business, revenues and margins.

         Furthermore, third party payers, such as health maintenance organizations, increasingly challenge the prices charged for medical care. Failure by hospitals and other healthcare facilities to obtain full reimbursement from those third party payers could reduce the demand for, or the price paid for our staffing services.

WE ARE DEPENDENT ON THE PROPER FUNCTIONING OF OUR INFORMATION SYSTEMS.

         Our Company is dependent on the proper functioning of our information systems in operating our business. Critical information systems used in daily operations identify and match staffing resources and client assignments and perform billing and accounts receivable functions. Our information systems are protected through physical and software safeguards and we have backup remote processing capabilities. However, they are still vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and similar events. In the event that critical information systems fail or are otherwise unavailable, these functions would have to be accomplished manually, which could temporarily impact our ability to identify business opportunities quickly, to maintain billing and clinical records reliably and to bill for services efficiently.

WE MAY BE LEGALLY LIABLE FOR DAMAGES RESULTING FROM OUR HOSPITAL AND HEALTHCARE FACILITY CLIENTS' MISTREATMENT OF OUR HEALTHCARE PERSONNEL.

         Because we are in the business of placing our temporary healthcare professionals in the workplaces of other companies, we are subject to possible claims by our temporary healthcare professionals alleging discrimination, sexual harassment, negligence and other similar injuries caused by our hospital and healthcare facility clients. The cost of defending such claims, even if groundless, could be substantial and the associated negative publicity could adversely affect our ability to attract and retain qualified healthcare professionals in the future.

IF STATE LICENSING REGULATIONS THAT APPLY TO US CHANGE, WE MAY FACE INCREASED COSTS AND REDUCED REVENUES AND PROFITABILITY.

         In some states, firms in the temporary healthcare staffing industry must be registered to establish and advertise as a nurse-staffing agency or must qualify for an exemption from registration in those states. If we were to lose any required state licenses, we would be required to cease operating in those states. The introduction of new licensing regulations could substantially raise the costs associated with hiring temporary employees. These increased costs may not be able to be passed on to clients without a decrease in demand for temporary employees, which would reduce our revenue and profitability.

FUTURE CHANGES IN REIMBURSEMENT TRENDS COULD HAMPER OUR CLIENTS' ABILITY TO PAY US.

         Many of our clients are reimbursed under the federal Medicare program and state Medicaid programs for the services they provide. No portion of our revenue is directly derived from Medicare and Medicaid programs. In recent years, federal and state governments have made significant changes in these programs that have reduced reimbursement rates. In addition, insurance companies and managed care organizations seek to control costs by requiring that healthcare providers, such as hospitals, discount their services in exchange for exclusive or preferred participation in their benefit plans. Future federal and state legislation or evolving commercial reimbursement trends may further reduce, or change conditions for, our clients' reimbursement. Limitations on reimbursement could reduce our clients' cash flows, hampering their ability to pay us.

COMPETITION FOR ACQUISITION OPPORTUNITIES MAY RESTRICT OUR FUTURE GROWTH BY LIMITING OUR ABILITY TO MAKE ACQUISITIONS AT REASONABLE VALUATIONS.

         Our business strategy includes increasing our market share and presence in the temporary healthcare staffing industry through strategic acquisitions of companies that complement or enhance our business. Between March 2001 and February 2003, we acquired nine unaffiliated companies. These companies had an aggregate of approximately $11.8 million in revenue at the time they were purchased. We have not completed any acquisitions since February 2003. We have historically faced competition for acquisitions. While to date such competition has not affected our growth and expansion, in the future such competition could limit our ability to grow by acquisitions or could raise the prices of acquisitions and make them less attractive to us.

WE MAY FACE DIFFICULTIES INTEGRATING OUR ACQUISITIONS INTO OUR OPERATIONS AND OUR ACQUISITIONS MAY BE UNSUCCESSFUL, INVOLVE SIGNIFICANT CASH EXPENDITURES OR EXPOSE US TO UNFORESEEN LIABILITIES.

         We continually evaluate opportunities to acquire healthcare staffing companies and other human capital management services companies that complement or enhance our business. From time to time, we engage in strategic acquisitions of such companies or their assets.

         While to date, we have generally not experienced problems, these acquisitions involve numerous risks, including:

     o    potential loss of key employees or clients of acquired companies;

     o difficulties integrating acquired personnel and distinct cultures into our business;

     o difficulties integrating acquired companies into our operating, financial planning and financial reporting systems;

     o    diversion of management attention from existing operations; and

     o assumption of liabilities and exposure to unforeseen liabilities of acquired companies, including liabilities for their failure to comply with healthcare regulations.

         These acquisitions may also involve significant cash expenditures, debt incurrence and integration expenses that could have a material adverse effect on our financial condition and results of operations. Any acquisition may ultimately have a negative impact on our business and financial condition. Further, our revolving loan agreement with HFG Healthco-4 LLC requires that we obtain the written consent of HFG Healthco-4 LLC before engaging in any investing activities not in the ordinary course of business, including but not limited to any mergers, consolidations and acquisitions. The restrictive covenants of the revolving loan agreement with HFG Healthco-4 LLC may make it difficult for us to expand our operations through acquisitions and other investments if we are unable to obtain their consent.

         Our January 2002 acquisition for $30.2 million of our AllCare Nursing business did not produce the results we anticipated, resulting in our decision to sell that business. In April 2005 we sold the AllCare Nursing business for approximately $20.0 million. In addition, the Company recorded a goodwill impairment of $3.8 million as of February 28, 2005.

SIGNIFICANT LEGAL ACTIONS COULD SUBJECT US TO SUBSTANTIAL UNINSURED LIABILITIES.

         We may be subject to claims related to torts or crimes committed by our employees or temporary staffing personnel. Such claims could involve large claims and significant defense costs. In some instances, we are required to indemnify clients against some or all of these risks. A failure of any of our employees or personnel to observe our policies and guidelines intended to reduce these risks, relevant client policies and guidelines or applicable federal, state or local laws, rules and regulations could result in negative publicity, payment of fines or other damages. To protect ourselves from the cost of these claims, we maintain professional malpractice liability insurance and general liability insurance coverage in amounts and with deductibles that we believe are adequate and appropriate for our operations. However, our insurance coverage may not cover all claims against us or continue to be available to us at a reasonable cost. If we are unable to maintain adequate insurance coverage, we may be exposed to substantial liabilities, which could adversely affect our financial results.

IF OUR INSURANCE COSTS INCREASE SIGNIFICANTLY, THESE INCREMENTAL COSTS COULD NEGATIVELY AFFECT OUR FINANCIAL RESULTS.

         The costs related to obtaining and maintaining workers compensation, professional and general liability insurance and health insurance for healthcare providers has been increasing as a percentage of revenue. Our cost of workers compensation, professional and general liability and health insurance for healthcare providers for the fiscal years ending February 28, 2005, 2004 and 2003 was $1.9 million, $2.8 million and $3.4 million, respectively. The corresponding gross margin for the same time periods were 19.49%, 22.2% and 22.3%, respectively. If the cost of carrying this insurance continues to increase significantly, we will recognize an associated increase in costs that may negatively affect our margins. This could have an adverse impact on our financial condition and the price of our common stock.

IF WE BECOME SUBJECT TO MATERIAL LIABILITIES UNDER OUR SELF-INSURED PROGRAMS, OUR FINANCIAL RESULTS MAY BE ADVERSELY AFFECTED.

         Except for a few states that require workers compensation through their state fund, we provide workers compensation coverage through a program that is partially self-insured. Zurich Insurance Company provides specific excess reinsurance of $300,000 per occurrence as well as aggregate coverage for overall claims borne by the group of companies that participate in the program. The program also provides for risk sharing among members for infrequent, large claims over $100,000. If we become subject to substantial uninsured workers compensation liabilities, our financial results may be adversely affected.

WE HAVE A SUBSTANTIAL AMOUNT OF GOODWILL ON OUR BALANCE SHEET. A SUBSTANTIAL IMPAIRMENT OF OUR GOODWILL MAY HAVE THE EFFECT OF DECREASING OUR EARNINGS OR INCREASING OUR LOSSES.

         As of February 28, 2005, we had $27.1 million of goodwill on our balance sheet, of which $21.7 million was held for sale. The goodwill represents the excess of the total purchase price of our acquisitions over the fair value of the net assets acquired. At February 28, 2005, goodwill represented 44% of our total assets and goodwill not held for sale represented 22% of the assets not held for sale.

         Historically, we amortized goodwill on a straight-line basis over the estimated period of future benefit of up to 15 years. In July 2001, the Financial Accounting Standards Board issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, as well as all purchase method business combinations completed after June 30, 2001. SFAS No. 142 requires that, beginning on March 1, 2002, goodwill not be amortized, but rather that it be reviewed annually for impairment. In the event impairment is identified, a charge to earnings would be recorded. We have adopted the provisions of SFAS No. 141 and SFAS No. 142 as of March 1, 2002. Although it does not affect our cash flow, an impairment charge has the effect of decreasing our earnings. If we are required to take a charge to earnings for goodwill impairment, our stock price could be adversely affected.

DEMAND FOR MEDICAL STAFFING SERVICES IS SIGNIFICANTLY AFFECTED BY THE GENERAL LEVEL OF ECONOMIC ACTIVITY AND UNEMPLOYMENT IN THE UNITED STATES.

         When economic activity increases, temporary employees are often added before full-time employees are hired. However, as economic activity slows, many companies, including our hospital and healthcare facility clients, reduce their use of temporary employees before laying off full-time employees. In addition, we may experience more competitive pricing pressure during periods of economic downturn. Therefore, any significant economic downturn could have a material adverse impact on our condition and results of operations.

OUR ABILITY TO BORROW UNDER OUR CREDIT FACILITY MAY BE LIMITED.

         We have an asset-based revolving credit line with HFG Healthco-4 LLC that until April 22, 2005 had a maximum borrowing amount of $35.0 million. As of May 31, 2005 and May 31, 2004 we had approximately $9.0 million and $21.0 million, respectively, outstanding under the revolving credit line (of which $11.5 million was held for sale as of May 31, 2004) with HFG Healthco-4 LLC with additional borrowing capacity of $0.374 million and $0.0 million, respectively. On April 22, 2005 we sold our AllCare Nursing business and applied approximately $13.0 million of the proceeds to repayment of our credit line. In connection with the transaction, the maximum amount of the credit line was reduced to $15.0 million and the credit line was extended until April 2008. Our ability to borrow under the credit facility is based upon, and thereby limited by, the amount of our accounts receivable. Any material decline in our service revenues could reduce our borrowing base, which could cause us to lose our ability to borrow additional amounts under the credit facility. In such circumstances, the borrowing availability under the credit facility may not be sufficient for our capital needs.

WE RELY UPON OUR FINANCING FACILITIES TO CONDUCT OUR OPERATIONS

         We recently renegotiated the financial covenants in our credit facility with HFG Healthco-4 LLC. Though we believe we will meet the new covenants, it is possible if revenue continues to decline and we cannot reduce our costs appropriately that we may violate the covenants. In the past when we have violated covenants we have been able to receive a waiver or amendment of those covenants from the lender HFG Healthco-4 LLC. If we are unable to receive a waiver then we would be in default of our lending agreement. We do not have sufficient capital to run our operations without a financing facility and would have to look to alternative means such as the sale of stock or the sale of certain assets to finance operations. There can be no assurance that additional financing will be available if required, or, if available, will be available on satisfactory terms.

THE POSSIBLE INABILITY TO ATTRACT AND RETAIN LICENSEES MAY ADVERSELY AFFECT OUR BUSINESS.

         Maintaining quality licensees, managers and branch administrators will play a significant part in our future success. The possible inability to attract and retain qualified licensees, skilled management and sufficient numbers of credentialed health care professional and para-professionals and information technology personnel could adversely affect our operations and quality of service. Also, because the travel nurse program is dependent upon the attraction of skilled nurses from overseas, such program could be adversely affected by immigration restrictions limiting the number of such skilled personnel who may enter and remain in the United States.

OUR SUCCESS DEPENDS ON THE CONTINUING SERVICE OF OUR SENIOR MANAGEMENT. IF ANY MEMBER OF OUR SENIOR MANAGEMENT WERE TO LEAVE, THIS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATING RESULTS AND FINANCIAL PERFORMANCE.

         Changes in management could have an adverse effect on our business. We are dependent upon the active participation of Messrs. David Savitsky, our Chief Executive Officer, and Stephen Savitsky, our President. We have entered into employment agreement with both of these individuals. While no member of our senior management has any plans to retire or leave our company in the near future, the failure to retain our current management could have a material adverse effect on our operating results and financial performance. We do not maintain any key life insurance policies for any of our executive officers or other personnel.

OUR CERTIFICATE OF INCORPORATION AND BY-LAWS, AS AMENDED, CONTAIN CERTAIN PROVISIONS THAT MAY PREVENT A CHANGE IN CONTROL OF OUR COMPANY IN SITUATIONS WHEN SUCH A CHANGE IN CONTROL WOULD BE BENEFICIAL TO OUR SHAREHOLDERS, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL PERFORMANCE AND THE MARKET PRICE OF OUR COMMON STOCK.

         Our By-laws provide for a classified Board of Directors with staggered three-year terms for directorships. Our By-laws also allow the Board of Directors to increase Board membership without shareholder approval. Subject to the rights of the holders of any series of preferred stock outstanding, vacancies on the Board of Directors, including new vacancies created by an increase in the authorized number of directors, may be filled by the affirmative vote of a majority of the remaining directors without shareholder approval.

         Further, subject to the rights of holders of any series of preferred stock outstanding, directors may only be removed for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the shares of capital stock entitled to vote for the election of directors. In addition, our By-laws may be amended or repealed, or new By-laws may be adopted by the Board without shareholder approval, and our shareholders may amend, repeal or adopt new By-laws only upon the affirmative vote of 80% of the voting power of all of the shares of capital stock entitled to vote for the election of directors. Each of these provisions may allow our Board of Directors to entrench the current members and may prevent a change in control of our company in situations when such a change in control would be beneficial to our shareholders. Accordingly, these provisions of our By-laws could have a material adverse effect on our financial performance and on the market price of our common stock.

                      RISKS RELATING TO OUR STANDBY EQUITY
           DISTRIBUTION AGREEMENT WITH CORNELL CAPITAL PARTNERS, L.P.

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR STANDBY EQUITY DISTRIBUTION AGREEMENT AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

         On April 19, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, L.P. Pursuant to the Standby Equity Distribution Agreement, we may at our discretion, periodically sell to Cornell Capital Partners shares of Common stock for a total purchase price of up to $5.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners pays us 97% of the lowest closing bid price of the common stock during the five consecutive trading days immediately following the notice date. Further, we have agreed to pay Cornell Capital Partners, L.P. 5% of the proceeds that we receive under the Standby Equity Distribution Agreement.

         The issuance and sale of shares upon delivery of and advance by Cornell Capital Partners pursuant to the Standby Equity Distribution Agreement is likely to result in substantial dilution to the interests of other stockholders. We registered 13,078,182 shares of common stock for resale by Cornell Capital Partners pursuant to a registration statement on Form S-1, of which 12,500,000 shares were reserved for issuance pursuant to the Standby Equity Distribution Agreement. The number of shares of common stock issuable in connection with an advance under the Standby Equity Distribution Agreement will increase if the market price of our stock declines, which will cause dilution to our existing stockholders. There is no upper limit on the number of shares that we may be required to issue. This will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock and may result in a change of control of our Company.

THE SALE OF OUR STOCK UNDER OUR STANDBY EQUITY DISTRIBUTION AGREEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE AND MATERIALLY DILUTE EXISTING STOCKHOLDERS' EQUITY AND VOTING RIGHTS.

         In many circumstances the provision of a Standby Equity Distribution Agreement has the potential to cause significant downward pressure on the price of common stock. This is particularly the case if the shares being placed into the market exceed the market's ability to absorb the increased stock or if we have not performed in such a manner to show that the equity funds raised will be used to grow our Company. Such an event could place further downward pressure on the price of our common stock. Under the terms of our Standby Equity Distribution Agreement we may request numerous drawdowns. Even if we use the Standby Equity Distribution Agreement to grow our revenues and profits or invest in assets which are materially beneficial to us, the opportunity exists for short sellers and others to contribute to the future decline of our stock price. If there are significant short sales of our stock, the price decline that would result from this activity will cause the share price to decline more so, which, in turn, may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock, our stock price will decline. If this occurs, the number of shares of our common stock that is issuable pursuant to the Standby Equity Distribution Agreement will increase, which will materially dilute existing stockholders' equity and voting rights.

                        RISKS RELATED TO OUR COMMON STOCK

OUR FAILURE TO MEET CONTINUED LISTING STANDARDS OF THE AMERICAN STOCK EXCHANGE MAY LEAD TO THE DELISTING OF OUR COMMON STOCK, WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON THE PRICE OF OUR COMMON STOCK.

         Our common stock is currently traded on the American Stock Exchange ("AMEX"). For continued trading on AMEX, we must meet certain continued listing standards, including maintaining a sales price of our common stock above $1.00 per share, and net tangible assets of at least $6 million. As of July 28, 2005, the closing price of our common stock was $0.39. While to date we have not received a notice of noncompliance with continued listing standards, the sale of shares underlying our Standby Equity Distribution Agreement may cause significant downward pressure on the market price of our common stock, which may lead to the delisting of our common stock from AMEX.

OUR HISTORIC STOCK PRICE HAS BEEN VERY VOLATILE AND THE FUTURE MARKET PRICE OF OUR COMMON STOCK IS LIKELY TO CONTINUE TO BE VOLATILE. THIS MAY MAKE IT DIFFICULT FOR YOU TO SELL OUR COMMON STOCK AT PRICES THAT YOU FIND ATTRACTIVE.

         The public market for our common stock has historically been very volatile. Over the past two fiscal years and the interim quarterly periods, the market price for our common stock. Any future market price for our shares is likely to continue to be very volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public's negative perception of our business may reduce our stock price, regardless of our operating performance. As a result, this may make it difficult or impossible for you to sell our common stock at prices that you find attractive.

IF WE ARE DELISTED FROM AMEX, OUR COMMON STOCK MAY BE SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC, WHICH MAKES TRANSACTIONS IN OUR COMMON STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

         The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 require:

     o that a broker or dealer approve a person's account for transactions in penny stocks; and

     o the broker or dealer receive from the in investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

         In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

     o obtain financial information and investment experience objectives of the person; and

     o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

     o sets forth the basis on which the broker or dealer made the suitability determination; and

     o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

         Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

         Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                           FORWARD-LOOKING STATEMENTS

         Information in this prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will receive no proceeds from the sale of shares of our common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

         The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the 1,840,940 shares of Class A Common Stock held by them that were issued upon conversion of our Convertible Notes due April 2, 2005, the 250,000 shares of Class A Common Stock that are issuable upon exercise of Warrants delivered to the purchasers of those Convertible Notes and 53,763 shares of Class A Common Stock issuable under the Lender Warrant, which notes and warrants are described below.

         The table below sets forth the names of the selling stockholders and the number of shares of common stock that each selling stockholder may offer pursuant tot this prospectus. Unless set forth below, to our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates.

         The selling stockholders may from time to time offer and sell any or all of the shares under this prospectus. Because the selling stockholders may offer all or some of the common stock offered pursuant to this prospectus, we cannot estimate how many shares of common stock that the selling stockholders will hold upon consummation of any such sales.

Name and Address of Beneficial Owner       Shares Beneficially Owned         Number of Shares       Shares Beneficially Owned
                                              Before the Offering              Being Offered         After the Offering (1)
                                            Number        Percent (2)                                  Number      Percent (2)
William Greenwald
Yeshiva Rabbi Solomon Kluger School Inc.  104,547 (3)           *            104,547 (3)                0               0
1876 50th Street
Brooklyn, NY 11204

Phil Lifschitz
7 Tulane Drive                            313,641 (3)           1%              313,641                 0               0
Livingston, NJ 07039                                                            (3)

David Jaroslawicz
1140 Riverside Dr., 9H                    418,188 (3)           1%              418,188                 0               0
New York, NY 10024                                                              (3)

Steven Grodko
596 S. Forest Drive                       647,282 (3)           2%              627,282               20,000            *
Teaneck, NJ 07666                                                               (3)

Jeffrey Grodko
1865 E. 28th St.                          154,547 (3)           *               104,547               50,000            *
Brooklyn, NY 11229                                                              (3)

Gary Orlofsky
18 Voyager Ct.                            144,547 (3)           *               104,547               40,000            *
Monsey, NY 10952                                                                (3)

Isaac R. Dweck
1 W. 37th St., 4th Floor                  617,988 (3)           2%              418,188              199,800            *
New York City, NY 10018                                                         (3)

HFG Healthco-4, LLC
c/o Health Finance Group, Inc.            53,763 (4)            *               53,763                  0               0
110 Wall Street, 2nd Floor                                                      (4)
New York, NY 10005

*        Less than one percent

(1)      Assumes all shares of common stock offered hereby are sold.
(2)      Based on the number of shares outstanding on August 1, 2005.
(3) Includes shares issued in connection with the conversion of the Convertible Notes due April 2, 2005 and shares issuable upon exercise of the related Warrants.
(4)      Includes shares issuable upon exercise of Lender Warrant.

Convertible Notes Due April 2, 2005 And Related Warrants

         Several of the selling stockholders may sell shares of our Class A Common Stock they have received under our $500,000 of Convertible Notes due April 2, 2005. These Notes did not bear interest and have been repaid by delivery of Class A Common Stock based on a price of $.2716 per share. Each Convertible Note was accompanied by a Warrant to purchase one-half share of our Class A Common Stock for each dollar of Note purchased. The exercise price of the Warrants is $.75 per share. Shares of our Class A Common Stock purchased under the Warrants are also covered by this Prospectus.

Lender Warrant

         This Prospectus also covers sales by HFG Healthco-4 LLC, our senior lender ("HFG"), of Class A Common Stock it may receive under the Warrant (the "Lender Warrant") to purchase 53,763 shares of Class A Common Stock issued to our Lender. The Lender Warrant entitles HFG to purchase the Class A Common Stock at a purchase price of $.01 per share.

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     o an exchange distribution in accordance with the rules of the applicable exchange;
     o    privately-negotiated transactions;
     o short sales that are not violations of the laws and regulations of any state or the United States;
     o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
     o    through the writing of options on the shares;
     o    a combination of any such methods of sale; and
     o    any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144, or other exemptions from registration, under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders may also engage puts, calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

         The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. Cornell Capital Partners is an "underwriter" as that term is defined under the Securities Exchange Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. Further, the other selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations under such acts. Accordingly, any commissions received by Cornell Capital Partners and any such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

         The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

         The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

         We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

         If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

                                  LEGAL MATTERS

         The validity of the shares of common stock being offered hereby will be passed upon for us by DKW Law Group LLC, Pittsburgh, Pennsylvania.

                                     EXPERTS

         Our financial statements as of and for the years ended February 28, 2005 and ended February 29, 2004, incorporated in this prospectus by reference, have been audited by Goldstein Golub Kessler LLP, independent registered public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The financial statements incorporated in this registraation statement on Form S-3 by reference to the annual report on Form 10K/A of ATC HEALTHCARE Inc., for the year ended February 28, 2003, have been so Incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

         We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy materials that we have filed with the Securities and Exchange Commission at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's Internet website at http://www.sec.gov.

         This prospectus provides you with a general description of the common stock being registered. This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission. To see more detail, you should read the exhibits and schedules filed with, or incorporated by reference into, our registration statement.

         We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, including any filings after the date of this prospectus, until this offering is completed. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or any prospectus supplement or (2) any other subsequently filed document that is incorporated by reference into this prospectus or any prospectus supplement, in either case, modifies or supersedes such statement.

         1.       Annual Report on Form 10-K/A for the year ended February 28,
                  2005;

         2. Our Definitive Proxy Statement for our 2005 Annual Meeting filed on June 28, 2005;

         4. Current Reports on Form 8-K filed on June 17, 2005 and July 20, 2005; and

         5. The description of the Registrant's Class A Common Stock par value $0.01, which is contained in the amended registration statement filed under the Exchange Act on October 24, 1995, including any amendment or report filed for the purpose of updating such description.

         You may request a copy of these filings, at no cost, by calling us at
(516) 750-1600 or by writing to us at the following address:

                  ATC Healthcare, Inc.
                  1983 Marcus Avenue
                  Lake Success, NY 11042

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

                      NATURE OF EXPENSE                        AMOUNT
         ---------------------------------------  ------------------------------
         SEC Registration fee                                    $   117.70
         Accounting fees and expenses                             10,000.00*
         Legal fees and expenses                                   8,000.00*
                                                                   --------
         Total                                                   $18,117.70*
         -----

         *Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Certificate of Incorporation provides that (i) we shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law ("Section 145"), indemnify all persons whom it may indemnify pursuant thereto and (ii) the personal liability of our directors is eliminated to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law ("Section 102(b)(7)"). We have entered into separate indemnification agreements with certain of our officers to the same effect.

         Section 145 permits us to indemnify any person who was or is a party or is threatened to be made a party to a threatened, pending or completed administrative, investigative, civil or criminal action, suit or proceeding (other than an action by or in the right of the registrant in question) by reason of the fact that he is or was a director, officer, employee or agent of our Company or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or "other enterprise" against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement he actually and reasonably incurred in connection with such an action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such registrant (and, in the case of a criminal action or proceeding, had no reason to believe his conduct was unlawful). In the case of an action by or in the right of our Company he may not be indemnified in respect of any claim, issue or matter as to which he was adjudged liable to us unless and only to the extent that the court determines that he is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

         Payment may be made in advance of the final disposition of a criminal action or proceeding if the officer or director agrees to repay to us such an amount in the event it is determined that he was not entitled to it. Indemnification against expenses (including attorney's fees) actually and reasonably incurred must be given under Section 145 to the extent an officer, director, employee or agent is successful in an action described above.

         In addition, Section 145 permits us to purchase and maintain insurance on behalf of any officer, director, employee and agent of our Company or any person serving at our request as an officer, director, employee or agent of another corporation serving as described above whether or not we would have the power to indemnify him under Section 145. We maintain directors and officers liability insurance for all duly elected or appointed officers and directors.

         Section 102(b)(7) permits us to eliminate or limit the personal liability of a director or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation, (iii) under Section 174 of the General Corporation Law, or
(iv) for any transaction from which the director derived an improper personal benefit.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 16. EXHIBITS.

         The following exhibits are included as part of this Form S-3. References to "the Company" in this Exhibit List mean ATC Healthcare, Inc., a Delaware corporation.

EXHIBIT
NUMBER              DESCRIPTION

5.1                 Opinion of DKW Law Group LLC.

23.1                Consent of Goldstein Golub Kessler LLP.

23.2                Consent of PricewaterhouseCoopers LLP.

23.3                Consent of DKW Law Group LLC (incorporated in Exhibit 5.1).

ITEM 17. UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes:

               1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                    Statement:

                    (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

                    (ii) to reflect in the prospectus any facts or events
                         arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (iii) to include any material information with respect to
                         the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement,

               2. That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               4. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

               6. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulations S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lake Success, State of New York, on August 2, 2005.

                                               ATC HEALTHCARE, INC.

Dated: August 3, 2005                 By:      /S/ DAVID SAVITSKY
                                               --------------------------------
                                               David Savitsky,
                                               Chief Executive Officer

Dated: August 3, 2005                 By:      /S/ ANDREW REIBEN
                                               --------------------------------
                                               Andrew Reiben,
                                               Chief Financial Officer and
                                               Principal Accounting Officer

                                POWER OF ATTORNEY

         EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS DAVID SAVITSKY, ANDREW REIBEN AND STEPHEN SAVITSKY, AND EACH OF THEM, WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION AND EACH OF THEM WITH FULL POWER TO ACT WITHOUT THE OTHER, HIS OR HER ATTORNEY-IN-FACT AND AGENT, FOR HIM OR HER AND IN HIS OR HER NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, TO SIGN ANY AND ALL AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THIS REGISTRATION STATEMENT AND ANY REGISTRATION STATEMENT RELATING TO THIS REGISTRATION STATEMENT UNDER RULE 462 UNDER THE SECURITIES ACT OF 1933, AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND ALL OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE, GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE PREMISES, AS FULLY TO ALL INTENTS AND PURPOSES AS HE OR SHE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR ANY OF THEM, OR THEIR, HIS, OR HER SUBSTITUTES OR SUBSTITUTE, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

                SIGNATURE                                    TITLE                                 DATE
------------------------------------------ ------------------------------------------- ------------------------------
/s/ DAVID SAVITSKY
------------------                         Chief Executive Officer and Director        August 3, 2005
      David Savitsky

/s/ ANDREW REIBEN
-----------------                          Senior Vice President, Finance, Chief
      Andrew Reiben                        Financial Officer Treasurer and Principal   August 3, 2005
                                           Accounting Officer
/s/ STEPHEN SAVITSKY
--------------------                       President and Chairman of the Board         August 3, 2005
     Stephen Savitsky

/s/ BERNARD J. FIRESTONE
------------------------                   Director                                    August 3, 2005
      Bernard J. Firestone, Ph.D.

/s/ JONATHAN HALPERT
--------------------                       Director                                    August 3, 2005
      Jonathan Halpert

/s/ MARTIN SCHILLER
-------------------                        Director                                    August 3, 2005
      Martin Schiller
